Exhibit 16.1


January 20, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated January 20, 2004, of J Net
Enterprises and are in agreement with the statements contained in Item 4(a) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/  Ernst & Young, LLP